UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 4, 2006

The Shaw Group Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Louisiana	1-12227	72-1106167
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4171 Essen Lane, Baton Rouge, Louisiana		70809
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	225-932-2500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 4, 2006, The Shaw Group Inc., a Louisiana corporation (the "Company"), issued a press release announcing its agreement with Toshiba Corporation ("Toshiba") under which the Company proposes to indirectly acquire a 20% interest in the Westinghouse Electric Company ("Westinghouse") expected to be acquired by Toshiba and related matters described more fully herein. A copy of the press release was attached as Exhibit 99.1 to the Company’s Form 8-K filed on October 4, 2006.

Earlier this year, Toshiba was declared the successful bidder to acquire Westinghouse from British Nuclear Fuels Limited for $5.4 billion. To effect this transaction, Toshiba formed two acquisition companies (a U.S. entity and a U.K. entity (together, the "Acquisition Companies")) for the purpose of acquiring all of the capital stock of Westinghouse’s U.S. and U.K. subsidiaries, BNFL USA Group Inc. and Westinghouse Electric UK Limited, respectively (the "Westinghouse Group"). Westinghouse is the world’s pioneering nuclear power company and is a leading supplier of nuclear plant products and technologies to utilities throughout the world.

On October 4, 2006, the Company entered into agreements pursuant to which the Company, through a 100% owned special purpose acquisition subsidiary, Nuclear Energy Holdings, L.L.C. ("NEH"), intends to acquire a 20% ownership interest in each of the Acquisition Companies for $1.08 billion. The Company’s participation in this transaction is conditioned upon the successful and timely closing of a $1.08 billion private placement bond financing by NEH and other customary closing conditions. In connection with this transaction, the Company executed a Commercial Relationship Agreement with Toshiba which provides the Company with certain exclusive opportunities to perform engineering, procurement and construction services on future Westinghouse AP-1000 Nuclear Power Plants, along with other commercial opportunities, such as the supply of piping for those units.

Investment Agreements

In connection with the transactions described above, on October 4, 2006, the Company, NEH, Toshiba and Toshiba’s U.S. acquisition company entered into an investment agreement pursuant to which the NEH will purchase a 20% ownership interest in Toshiba’s U.S. acquisition subsidiary for $800 million. Also on October 4, 2006, the Company, NEH, Toshiba and Toshiba’s U.K. acquisition company entered into a similar investment agreement pursuant to which NEH will purchase a 20% ownership interest in Toshiba’s U.K. acquisition subsidiary for $280 million. The amounts paid by NEH to the Acquisition Companies will be used by the Acquisition Companies to fund a portion of the purchase price of the subsequent acquisition of the Westinghouse Group.

The investment agreements specify a closing date for NEH’s investment in the Acquisition Companies of October 13, 2006, subject to satisfaction of customary closing conditions. At the closing of the investment, Toshiba will grant to NEH put options under which NEH will have the option to sell some or all of NEH’s shares in the Acquisition Companies back to Toshiba for 97% of NEH’s original purchase price for the shares (the "Put Options"). The Put Options will be exercisable at any time from March 31, 2010 through September 30, 2012 (subject to limited extensions in certain circumstances), or earlier in the event of certain Toshiba credit related events. NEH’s obligation to close the transactions contemplated by the investment agreements is conditioned on its receipt of financing for the acquisition, as more fully described below. NEH’s purchase of the shares in the Acquisition Companies under the investment agreements is expected to close on October 13, 2006. The acquisition by the Acquisition Companies of the Westinghouse Group is expected to close later in October, failing which the transactions contemplated by the investment agreements shall be unwound and the purchase price for the acquired shares in the Acquisition Companies together with certain financing costs shall be returned to NEH.

Toshiba shall be required to unwind the transactions contemplated by the investment agreements and return to NEH its purchase price for the acquired shares in the Acquisition Companies together with certain financing costs.

In connection with entering into the investment agreements, on October 4, 2006, NEH also entered into shareholder agreements with each of the other shareholders and Toshiba with respect to the Acquisition Companies setting forth certain agreements regarding the capitalization, management, control and other matters relating to the Acquisition Companies. Under the shareholders agreements it is currently contemplated that Toshiba will own 77% of the ownership interests of the Acquisition Companies, NEH will own 20% and Ishikawajima-Harima Heavy Industries Co., Ltd will own 3%. These shareholder ratios may change over time, however, as certain share transfers by the shareholders are permitted under the shareholder agreements.

The shareholders agreements contemplate that the Acquisition Companies will distribute agreed percentages of the net income of the group to its shareholders as dividends, and the shares to be owned by NEH will be entitled to limited preferences with respect to dividends to the extent that targeted minimum dividends are not distributed. The shareholders agreements impose restrictions on transfers of shares in the Acquisition Companies without approval of the boards of directors of the Acquisition Companies, and provide the other shareholders with rights of first refusal upon such transfers. In addition, the shareholders agreements grant the minority shareholders certain "tag along" rights to participate in certain transfers of shares by Toshiba. The shareholders agreements provide that in the event of certain bankruptcy events relating to NEH or certain change of control events relating to Shaw or NEH, Toshiba (and in certain cases the other shareholders) will have the right to acquire NEH’s shares for their fair market value determined in accordance with the agreements. In the event that Toshiba decides to exercise such right during the exercise period of the Put Options and the fair market value is lower than the purchase prices under the Put Options, NEH would be entitled to exercise the Put Options in lieu of selling shares pursuant to such call options.

Proposed Financing

NEH intends to finance its acquisition with funding it is seeking to raise through a private placement of Japanese Yen-denominated bonds (the "Bonds") with an approximate principal amount of $1.08 billion, currently being marketed in Japan and outside the U.S. These limited-recourse Bonds are expected to have a term of approximately 6.5 years. It is contemplated that the Bonds will be secured by the Put Options described above under "Investment Agreements," the assets of and 100% of the membership interests in NEH, its shares in the Acquisition Companies, a $36 million letter of credit established by the Company for the benefit of NEH (the "Principal LC") and the Interest LCs (described below). The Bonds will have no further recourse to the Company. In connection with the issuance of the Bonds, the Company will establish one or more letters of credit for the benefit of NEH (the "Interest LCs") in an aggregate amount to cover Bond interest payments for a specified period and certain other transaction costs and expenses. The Interest LCs are expected to be approximately $91 million, in the aggregate, although the exact amount will depend upon the Yen coupon rate of the Bonds. Other than the Principal LC and the Interest LCs delivered at closing of the Bonds, the Company would not be required to provide any additional letters of credit to or for the benefit of NEH. NEH is currently in the process of marketing the Bonds. No assurances can be given that the Bond financing will be obtained or that the terms outlined above will not change.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Shaw Group Inc.

October 6, 2006	By:	Gary P. Graphia

Name: Gary P. Graphia
Title: Secretary and General Counsel